SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant under Rule 14a-12

DCP Holding Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Explanatory Note

This Schedule 14A filing consists of the following communication relating to the proposed acquisition of DCP Holding Company (“DCP”) and its subsidiaries by DentaQuest, LLC (“DentaQuest”) pursuant to the terms and conditions of the Agreement and Plan of Merger dated March 12, 2019 (the “Merger Agreement”), whereby DCP and its subsidiaries will become wholly owned subsidiaries of DentaQuest through the merger of a newly organized acquisition subsidiary of DentaQuest with and into DCP:

●

Letter from DCP Chairman Stephen T. Schuler, DMD to DCP Shareholders dated March 22, 2019, which was accompanied by the joint press release issued by DCP and DentaQuest on March 14, 2019 that was furnished as Exhibit 99.1 to DCP’s Current Report on Form 8-K filed on March 14, 2019.

The communication listed above were first used or made available on March 22, 2019.

March 22, 2019

Shareholder

Address

City, State Zip

Dear           ,

Last week, the Board of Directors of DCP Holding Company (“DCP”) approved a merger agreement whereby DCP and its subsidiaries will become wholly owned subsidiaries of DentaQuest, LLC. DentaQuest is a large dental insurance and benefits administration company based in Boston, Massachusetts. Enclosed is the press release with additional information regarding the proposed merger.

As you are personally and professionally aware, the world is a different place since The Dental Care Plus Group began operating more than 30 years ago. At that time, the company’s founding dentists looked around at the changes in the industry – as well as in their own practices – and knew they needed to take action to survive and thrive. They engaged in thoughtful analysis of their options and took a bold step toward their future. The DCP Board and I believe we have been successful in fulfilling the mission outlined by these founding dentists. And now as we face new challenges, we believe it is time for us to honor their legacy by taking another step toward our collective future.

The Board and I have been studying our options for the last several years as we’ve faced strong competition from larger dental plans as well as medical and multi-lined ancillary carriers. We found it increasingly challenging to match the bundling discounts presented by many of these competitors. Our analysis has resulted in the recommendation to partner with DentaQuest versus continuing to go it alone.

We believe DentaQuest sees the great value in our proprietary dentist networks and the competitive advantage they provide. As a DentaQuest company, we expect to be able to continue to provide the high-touch service that our providers, brokers, employer groups and members have come to expect and appreciate.

In the near term, the DCP Board and management expect that it will be “business as usual” through the closing of the Merger, and there are no immediate plans for significant changes to what we’re doing or how we’re doing it.

We’re sure you have questions. If you have additional questions that aren’t answered by the enclosed press release, please contact me. Or you may reach out to Robert Hodgkins at (513) 554-1100.

Thank you for your continued partnership.

Sincerely,

Stephen T. Schuler, DMD

Chairman of the Board

The Dental Care Plus Group

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the Merger, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger.

These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the ability to obtain required regulatory approvals and the approval of DCP’s shareholders, and the ability to complete the Merger on the expected timeframe. DCP Holding Company does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this Report. In addition, DCP’s past results of operations do not necessarily indicate anticipated future results, whether the Merger is effectuated or not.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving DCP Holding Company (“DCP” or the “Company”). In connection with the proposed merger, DCP will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including its proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that DCP may file with the SEC or send to its shareholders in connection with the proposed merger. Before making any voting decision, DCP shareholders are urged to read all relevant documents filed with the SEC, including the proxy statement, when they become available because they will contain important information about the proposed transaction. You will be able to obtain a copy of the proxy statement (once filed), as well as other filings containing information about DCP, without charge, at the SEC’s website (http://www.sec.gov) or by accessing DCP’s website (https://www.dentalcareplus.com/) under the tab “About Us” and then under the heading “Shareholders”. Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Robert C. Hodgkins, Jr., President, Chief Executive Officer and Chief Financial Officer, DCP Holding Company, 100 Crowne Point Place, Sharonville, Ohio 45241, telephone 513-554-1100. DCP and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of DCP in connection with the Merger.